                                               --------------------------------
                                               \        OMB APPROVAL          \
                                               \------------------------------\
                                               \  OMB Number:      3235-0059  \
                                               \  Expires:  January 31, 2002  \
                                               \  Estimated average burden    \
                                               \  hours per response....13.12 \
                                               --------------------------------
                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                FEDERAL SIGNAL
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                     [LOGO OF FEDERAL SIGNAL CORPORATION]

                             1415 West 22nd Street
                           Oak Brook, Illinois 60523

                   Notice of Annual Meeting of Shareholders

                         To Be Held on April 20, 2000

To the Stockholders of
Federal Signal Corporation

   The Annual Meeting of Shareholders of Federal Signal Corporation ("Federal") for the year 2000 will be held at the Marriott Hotel-Oak Brook, 1401 West 22nd Street, Oak Brook, Illinois, on Thursday, April 20, 2000, at 11:00 a.m., local time, for the following purposes:

     1. To elect two directors of Federal; and

     2. To consider and act on a proposed resolution of a shareholder.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

   The Board of Directors has fixed the close of business, February 23, 2000, as the record date for determining the holders of Common Stock of Federal entitled to notice of and to vote at the meeting or any adjournment thereof.

   A copy of Federal's Financial Statements and its Annual Report for the year ended December 31, 1999 and a Proxy Statement accompany this notice.

   IMPORTANT! TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

   No postage is required if the proxy is mailed in the United States.

                                          By order of the Board of Directors

                                          Kim A. Wehrenberg
                                          Secretary

March 10, 2000

                             1415 West 22nd Street
                           Oak Brook, Illinois 60523

                                 MAILING DATE
                                  on or about
                                March 10, 2000

                               ----------------

              Proxy Statement for Annual Meeting of Shareholders

                         To Be Held on April 20, 2000

                              GENERAL INFORMATION

   This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Federal Signal Corporation ("Federal") for use at the Annual Meeting of Shareholders to be held on Thursday, April 20, 2000, and any adjournment thereof. Costs of solicitation will be borne by Federal. Following the original solicitation of proxies by mail, certain officers and regular employees of Federal may solicit proxies by correspondence, telephone, telegraph, or in person, but without extra compensation. Federal will reimburse brokers and other nominee holders for their reasonable expenses incurred in forwarding the proxy materials to the beneficial owners.

   Each proxy solicited herewith will be voted as to each matter as the stockholder directs thereon, but in the absence of such directions it will be voted for the nominees specified herein and against the shareholder proposal. Any proxy solicited herewith may be revoked by the stockholder at any time prior to the voting thereof, but a revocation will not be effective until satisfactory evidence thereof has been received by the Secretary of Federal.

                               VOTING SECURITIES

   The holders of record of the Common Stock of Federal at the close of business on February 23, 2000, will be entitled to vote at the meeting. At such record date, there were outstanding 45,689,536 shares of Common Stock. A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted to determine if a quorum is present. Abstentions are counted as votes cast, whereas broker non-votes are not counted as votes cast for determining whether a proposition has been approved. Each stockholder of record will be entitled to one vote for each share of Common Stock standing in the name of the holder on the books of Federal on the record date. A plurality of votes cast at the meeting is required for the election of directors and approval of a majority of shares entitled to vote is required for all other matters submitted to shareholders for a vote.

                         SECURITY OWNERSHIP OF CERTAIN
                               BENEFICIAL OWNERS

   The following table sets forth information as of December 31, 1999 (unless otherwise noted) with respect to (i) any person who is known to Federal to be the beneficial owner of more than 5% of Federal's Common Stock, which is Federal's only class of outstanding voting securities, and (ii) each director, and all directors and officers as a group:

                                                        Amount and
                                                        Nature of
                                                        Beneficial  Percent of
                            Name                       Ownership(2)   Class
                            ----                       ------------ ----------
      Beneficial Owner of More than 5% of Federal's
       Common Stock:
        Perkins, Wolf, McDonnell & Company............  2,803,400      6.1%
        AMVESCAP PLC (7 companies)....................  3,197,750      7.0%
      Each Director and Five Executive Officers and
       Executive Officers and Directors as a
       Group: (1)
        Charles R. Campbell, Director.................     47,637      .10%
        James C. Janning, Director (3)................     10,000      .02%
        Paul W. Jones, Director (3)...................      3,131      .01%
        James A. Lovell, Jr., Director................     33,864      .07%
        Thomas N. McGowen, Jr., Director..............     34,667      .07%
        Joseph J. Ross, Director and Executive
         Officer......................................    950,688     2.08%
        Richard R. Thomas, Director...................    123,848      .27%
        Henry L. Dykema, Executive Officer............     71,488      .16%
        Richard G. Gibb, Executive Officer............    256,789      .56%
        Richard L. Ritz, Executive Officer............     80,936      .18%
        Kim A. Wehrenberg, Executive Officer..........    236,487      .52%
        All Directors and Executive Officers as a
         group (15 persons)...........................  2,123,026     4.65%

--------
(1) The information contained in this table is based upon information furnished to Federal by the individuals named above. Except as set forth in the following footnotes, each director claims sole voting and investment power with respect to these shares.
(2) These figures include options shares exercisable within 60 days as follows: Mr. Lovell, 16,835; Mr. Jones, 1,131; Mr. Ross, 338,333; Mr. Dykema, 29,500; Mr. Wehrenberg, 70,500; Mr. Ritz, 39,666; and Mr. Gibb, 82,500. These figures also include stock award shares pursuant to Federal's Stock Benefit Plan which are subject to certain restrictions under the plan, as follows: Mr. Ross, 24,250; Mr. Dykema, 7,125; Mr. Wehrenberg, 5,250; Mr. Ritz, 3,250 and Mr. Gibb 11,000.
(3) As of February 15, 2000.

                             ELECTION OF DIRECTORS

   Federal's Board of Directors consists of seven directors divided into three classes with one class term expiring each year. Messrs. James C. Janning and Joseph J. Ross are nominated as Class I directors for election at this Annual Meeting for a term to expire at the 2003 Annual Meeting or until their successors are elected and qualified.

   The accompanying proxy card permits a stockholder to direct whether his or her shares are to be voted for, or withheld from the vote for the nominees. Each proxy will be voted as the stockholder directs thereon; however, if no such direction is given, it is the present intention of the persons named in the proxy card to vote such proxies for the election of the above-named nominees as directors. If on account of death or unforeseen contingencies the nominees shall not be available for election, the persons named in the proxy will vote the proxies for such other persons as the Corporate Governance Committee may nominate as directors so as to provide a full board. The nominees receiving the highest number of votes cast will be elected as directors.

   Information regarding the nominees for election and the directors continuing in office is set forth below:

                                 Year First Year Present   Principal Occupation
                                   Became       Term         or Employment for
            Name            Age   Director    Expires       Last Five Years(1)
            ----            ---  ---------- ------------   --------------------
 Nominees:

    James C. Janning.......  52     1999        2000     Mr. Janning is Group
                                                         President of Harbor
                                                         Group Ltd., a
                                                         diversified holding
                                                         company and has held
                                                         various executive
                                                         positions at Harbor
                                                         Group since 1987.

    Joseph J. Ross.........  54     1986        2000     Mr. Ross is Chairman,
                                                         President and Chief
                                                         Executive Officer of
                                                         Federal. He has served
                                                         as President and Chief
                                                         Executive Officer since
                                                         December, 1987 and also
                                                         became Chairman in
                                                         February, 1990.

 Continuing Directors:

    Charles R. Campbell....  60   1998       2002        Mr. Campbell is a
                                                         principal in The Everest
                                                         Group, a management
                                                         consulting firm and was
                                                         Senior Vice President
                                                         and Chief Financial and
                                                         Administrative Officer
                                                         of Federal Signal
                                                         Corporation from 1985 to
                                                         1995. He is a director
                                                         of Home Products
                                                         International, Inc., a
                                                         houseware products
                                                         company.

    Paul W. Jones..........  51   1998       2002        Mr. Jones has been
                                                         Chairman, President and
                                                         Chief Executive Officer
                                                         of U.S. Can Company
                                                         since April, 1998 and
                                                         was President and Chief
                                                         Executive Officer of
                                                         Greenfield Industries,
                                                         Inc. a tool
                                                         manufacturer, from 1989
                                                         to 1998.

    James A. Lovell, Jr....  71   1984       2002        Mr. Lovell is President
                                                         of Lovell
                                                         Communications, a
                                                         consulting company. He
                                                         retired in 1990 as
                                                         Executive Vice
                                                         President, Corporate
                                                         Staff and as a director
                                                         of Centel Corporation, a
                                                         telecommunications
                                                         company. He is a
                                                         director of AASI
                                                         Aircraft Company, a
                                                         manufacturer of
                                                         aircraft, Magellan
                                                         Corporation, a GPS
                                                         precision and navigation
                                                         systems company.

    Thomas N. McGowen, Jr..  74   1974       2001        Mr. McGowen is an
                                                         attorney. He is also a
                                                         director of Energy West
                                                         Corporation.

    Richard R. Thomas......  66   1994       2001        Mr. Thomas retired in
                                                         1994 as President of the
                                                         Tool Group of Federal
                                                         Signal Corporation.

--------
(1) The information contained in this table is based upon information furnished to Federal by the individuals named above.

                       BOARD OF DIRECTORS AND COMMITTEES

   Pursuant to its by-laws, Federal has established standing audit, corporate governance, compensation and benefits and executive committees.

   The Board of Directors has adopted a Charter for the Audit Committee which includes the following duties. The Audit Committee reviews and recommends to the Board of Directors internal accounting and financial controls, auditing practices and procedures and accounting principles to be employed in the preparation of Federal's financial statements and the review of financial statements by independent public accountants. The Audit Committee also makes recommendations concerning the engagement of independent public accountants to audit the annual financial statements and the scope of the audit to be undertaken by such accountants. In addition, the Audit Committee considers the performance of non-audit services by such accountants, including the effect which the performance of such non-audit services may have upon the independence of the accountants. The by-laws prohibit a director who is also an employee of Federal from serving on the Audit Committee. The members of the Audit Committee are Charles Campbell, Chairman, James Janning and Richard Thomas.

   The Corporate Governance Committee evaluates and recommends to the Board of Directors candidates for election or re-election as directors. No determination has been made regarding the consideration of or procedure for the recommendation of nominees by stockholders. The members of the Corporate Governance Committee are James Lovell, Jr., Chairman, Paul Jones and Charles Campbell.

   The Compensation and Benefits Committee reviews and recommends to the Board of Directors policies, practices and procedures relating to compensation of managerial employees and the establishment, investment of funds, and administration of employee benefit plans. The members of the Compensation and Benefits Committee are Paul Jones, Chairman, Thomas McGowen, Jr. and
James Janning.

   During 1999, the Board of Directors held a total of five meetings and the Executive Committee of the Board, which generally exercises the power and authority of the Board in the intervals between full board meetings, held one meeting. The members of the Executive Committee are Thomas McGowen, Jr., Chairman, James Lovell, Jr., Joseph Ross and Richard Thomas. During 1999, the Compensation/Stock Option Committee held five meetings; the Nominating Committee held four meetings; the Audit Committee held two meetings; and the Pension Committee met once. No director attended less than 75% of the meetings of the Board and of each committee of which he was a member.

   Directors who are not officers of Federal receive the following compensation. Director and committee fees for Mr. McGowen are $37,500 and Mr. Lovell--$36,000. These directors are eligible for a retirement benefit of $15,000 per year for up to 10 years after retirement. The pension plan was replaced by stock option grants for all other directors. Messrs. Campbell, Janning, Jones and Thomas receive an annual retainer of $25,000 and $1,000 per Board meeting fees. They also received an initial grant of 5,000 shares of stock options, plus 2,000 shares of options per year. All directors may elect to receive stock options in lieu of cash fees as described in the Stock Benefit Plan. Directors are also reimbursed for their expenses relating to attendance at meetings.

                            EXECUTIVE COMPENSATION

   The following is the Summary Compensation Table for the Chief Executive Officer and four other top executive officers of Federal for compensation earned during the 1999 fiscal year:

                          SUMMARY COMPENSATION TABLE

                                                    Long-Term
                                                   Compensation
                          Annual Compensation         AWARDS
                         ---------------------- ------------------
                                                Restricted Number
Name and Principal                                Stock      of       All Other
Position                 Year  Salary   Bonus   Awards(1)  Options Compensation(2)
------------------       ---- -------- -------- ---------- ------- ---------------
Joseph J. Ross.......... 1999 $417,000 $      0  $547,500  60,000      $21,325
 Chairman, President     1998  405,000  295,650   315,875  60,000       40,789
 and Chief Executive
  Officer                1997  405,000  294,500   228,375  55,000       45,197

Richard G. Gibb......... 1999  208,000        0   191,625  20,000       19,458
 Executive Vice
  President              1998  200,000  127,750   180,500  10,000       15,614
                         1997  172,000   21,130   203,000  25,000       14,793

Henry L. Dykema......... 1999  204,000   74,358    82,125  16,000        8,351
 Vice President and      1998  197,000  107,858    67,687   7,000        9,428
 Chief Financial Officer 1997  197,000  132,975    88,812  12,000        4,719

Kim A. Wehrenberg....... 1999  171,000   66,177    95,812  16,000       11,140
 Vice President, General 1998  165,000   90,338    78,968   7,000       13,810
 Counsel and Secretary   1997  165,000  111,375    88,812  12,000       14,291

Richard L. Ritz......... 1999  120,000   40,950    54,750   8,000       12,810
 Vice President,
  Controller             1998  115,000   59,657    56,405   7,000       12,669
                         1997  115,000   67,922    50,750  10,000       12,353

--------
(1) Stock awards generally vest 25% on each anniversary date after date of grant. The number and aggregate value of unvested stock awards as of December 31, 1999 were: for Mr. Ross 24,250 shares ($389,516), for Mr. Dykema 7,125 shares ($114,445), for Mr. Gibb 11,000 shares ($176,687), for
    Mr. Wehrenberg 5,250 shares ($84,328) and for Mr. Ritz 3,250 shares ($52,203). Dividends are paid at the regular rate to these people on the unvested shares.
(2) This compensation consists of the Company matching contribution under Federal's 401(k) savings plan in which most employees participate and supplemental savings and retirement plans and auto allowance which break out as follows, respectively, Mr. Ross $4,800, $16,525, $0, $0; Mr. Dykema $4,800, $3,551, $0, $0; Mr. Wehrenberg $4,800, $340, $0, $6,000; Mr. Ritz
    $4,800, $810, $0, $7,200; Mr. Gibb $4,800, $5,658, $0, $9,000.

                             EMPLOYMENT AGREEMENTS

   Federal has an employment agreement with Joseph J. Ross. The agreement continues until the December 31 following the employee's 65th birthday subject to earlier termination by either Federal or the employee. As of January 1, 2000, termination salary under this agreement was $417,000 for Mr. Ross and the annual salary of Mr. Ross, which is approved by the Compensation Committee, is not set by this employment agreement. In the discretion of the Board of Directors, annual compensation may be increased during the term of the agreement. If terminated by Federal under circumstances not involving cause, Federal would be obligated to pay in monthly installments an amount equal to the then applicable salary for one year (or, if less, the amount of minimum salary payable through the December 31 following such employee's 65th birthday). In the event of death prior to termination of employment, the employee's estate is entitled to receive in monthly installments an amount equal to one year's minimum compensation. Mr. Ross and Mr. Wehrenberg have change of control agreements. In the event Federal is subject to a "change of control" (as specifically defined), the agreements permit the employee to elect to terminate employment during a specified period and to receive termination payments calculated as if Federal had terminated employment without cause, except that such payment shall be based on three years' W-2 compensation rather than one. Upon termination of employment for any reason, each employee is obligated not to engage in specified competitive activities for a period of three years.

                       Option Grants in Last Fiscal Year

                                                                    Grant Date
                        Individual Grants                              Value
------------------------------------------------------------------ -------------
                         Number of Securities
                          Underlying Options
                          Granted 12/9/99 at           % of Total   Grant Date
                          $16.0625 per share            Options    Present Value
                           exercise or base            Granted to   $ Based on
                           price and expire           Employees in Black-Scholes
                               12/9/09        Vesting Fiscal Year   Method (2)
                         -------------------- ------- ------------ -------------
Joseph J. Ross..........        60,000        3 years    13.7%       $183,112
Richard G. Gibb.........        20,000        4 years     4.2%         61,037
Henry L. Dykema.........        16,000        4 years     3.4%         48,830
Kim A. Wehrenberg.......        16,000        4 years     3.4%         48,830
Richard L. Ritz.........         8,000        3 years     1.7%         24,415

--------
(1) No SARs were granted.
(2) The following assumptions were used under the Black-Scholes method: volatility .23; risk free rate of return 6.4%; dividend yield 4.8%; expected life 6.7 years.

                   Option Exercises and Year-End Value Table
    Aggregated Option Exercises in Last Fiscal Year and FY-End Option Value

                                                          Number of Secur-     Value of
                                                          ities Underlying  Unexercised In-
                                                            Unexercised        the-Money
                                                             Options at       Options at
                                                             FY-End (#)       FY-End ($)
                         Shares Acquired      Value         Exercisable/     Exercisable/
Name                     on Exercise (#) Realized ($) (1)  Unexercisable   Unexercisable (2)
----                     --------------- ---------------- ---------------- -----------------
Joseph J. Ross..........     45,000          $613,125         338,333          $453,432
                                                              120,000                 0

Richard G. Gibb.........          0                 0          82,500           127,446
                                                               55,000                 0

Henry L. Dykema.........          0                 0          24,500                 0
                                                               45,000                 0

Kim A. Wehrenberg.......     11,251           237,677          70,500           133,040
                                                               35,000                 0

Richard L. Ritz.........      7,471           112,497          39,666            40,384
                                                               35,000                 0

--------
(1) Market value of underlying securities at exercise, minus the exercise or base price.
(2) "Spread" calculated by subtracting the exercise or base price from the closing stock price of $16.0625 on December 31, 1999.
(3) Mr. Ross has stock option exercise loans totaling $2,129,935, including $59,972 of interest. $59,972 of interest accrued in 1999 at rates ranging from 5.93% to 6.01%. Such loans are available to all employees participating in the Plan.

Retirement Plans

   Federal's Retirement Plan provides retirement benefits for salaried and hourly employees including officers. Contributions are made on an actuarial group basis, and no specific amount of contributions is set aside for any individual participant. Under the method of computing the annual contribution, the Internal Revenue Service's full funding limitation prohibits a contribution to the plan for 1999. The following table sets forth the approximate annual pension benefit based on years of service and compensation, but does not reflect dollar limitations under the Internal Revenue Code, as amended, which limits the annual benefits which may be paid from a tax qualified retirement plan. For employees covered by Federal's supplemental pension plan, amounts in excess of such limitations will be paid from the general funds of Federal, pursuant to the terms of such plan. The amount of pension benefits is reduced by one-half of the amount of available individual Social Security benefits. Estimated credited years of service are as follows:
Mr. Ross, 15.5, Mr. Dykema, 4; Mr. Wehrenberg, 12; Mr. Ritz, 14.5 and Mr. Gibb, 23.2.

                              Pension Plan Table

   Average Annual
   ompensationCfor
 theFive Consecutive               Approximate Annual Straight-Life Annuity
  ClendaraYears of                      Pension Upon Retirement at 65
   hetLast Ten for          ------------------------------------------------------
   hichWCompensa-            10 years   15 years   20 years   25 years   30 years
   iontis Highest           of Service of Service of Service of Service of Service
--------------------        ---------- ---------- ---------- ---------- ----------
   $300,000................  $ 50,000   $ 75,000   $100,000   $125,000   $150,000
    400,000................    66,667    100,000    133,334    166,167    200,000
    500,000................    83,334    125,000    166,667    208,334    250,000
    600,000................   100,000    150,000    200,000    250,000    300,000
    700,000................   116,667    175,000    233,333    291,667    350,000
    800,000................   133,333    200,000    266,667    333,334    400,000
    900,000................   150,000    225,000    300,000    375,000    450,000

   For purposes of the Retirement Plan, an employee's compensation is his Annual Compensation as set forth in the Summary Compensation Table.

   Pursuant to Federal's supplemental pension plan, an officer of Federal may be entitled to pension supplement which has the effect of assuring that, regardless of his actual years of service, if he remains in the employment of Federal until age 65, he will receive benefits as if he had been continuously employed by Federal since his thirty-fourth birthday. Giving effect to such pension supplement, the additional years of service credited under Federal's Supplemental Retirement Plan as of December 31, 1999 to Mr. Ross is 3 years. The supplemental pension benefit for Mr. Ross makes up the difference between his actual pension benefit and what it would have been with 30 years of service under the 1976 plan.

Compensation Committee Report on Executive Compensation

   The Compensation Committee of the Board of Directors consists of three independent outside directors. The Committee meets without the Chief Executive Officer present to evaluate his performance and establish his compensation. Compensation for Federal's executive officers consists of three major components: salary, bonus and stock options/awards. The officers' compensation is based on the individual's skill level, years of experience, job duties and the individual's and Company's performance. The Committee uses its subjective evaluation of these factors, without a mechanical weighting, to determine the officer's salary and level of participation in the bonus plan; Mr. Ross participates at 40% of his salary and the other officers participate at 25% to 30% of their salary.

   Because of the decline in the price of the Company's stock in 1999, the Company's total return to shareholders has been negative over the last five years. The Company's earnings performance in 1999 compared to 1998 was down slightly. Mr. Ross did not receive a salary increase for 2000 and the other four officers received an average salary increase of 2.9% for 2000. Messrs. Ross and Gibb did not receive any bonus for 1999 even though the plan provided for bonuses based on the Company's earnings.

   The officers' bonuses are tied directly to the Company's financial performance. Bonus targets are established for the officers based on their level of responsibility. The amount of bonus to which an officer is entitled is based on Federal's pre-tax profits (before extraordinary items, interest on long-term debt and bonus payments) as a percentage of Federal's average stockholders' equity plus average long-term debt, as well as on goals for growth of the Company. The officers' bonus targets remain the same for 2000. The 1999 bonus target achievement was 44%. The other three officers' bonuses constituted about 36% of their cash compensation.

   The third major component of the officers' compensation consists of stock options and awards. This is long-term compensation which provides value to the officers based on the increased market value of the Company for all stockholders. The Performance Graph below shows that Federal has underperformed the Standard & Poor Industrials and the Dow Jones Industrial-Diversified Index. To give the officers an incentive to increase shareholder value and to compensate them in accordance with such increases in shareholder value, the Compensation Committee intends to grant the officers additional stock options and restricted stock awards in 2000. The compensation officers receive from stock options and awards is down significantly because of the performance of the Company's stock price. The Committee subjectively determines the number of shares to be granted and there is no mechanical relationship between the number of options and restricted share awards to be granted, nor is there a mechanical relationship to prior grants.

WALTER R. PEIRSON                PAUL W. JONES           THOMAS N. MCGOWEN, JR.

     Comparison for Five Year Cumulative Total Return* for Federal Signal
                                  Corporation


                                 [LINE GRAPH]

                94         95         96         97         98         99
-------------------------------------------------------------------------
FSC            100        129        132        114        148         91
-------------------------------------------------------------------------
S&P Ind.       100        135        165        217        290        369
-------------------------------------------------------------------------
DJIDI          100        128        163        211        239        258

 Assumes $100 invested on December 31, 1994 in Federal Signal Corporation Common Stock (FSC), S&P Industrials Index (S&P Ind.), the Dow Jones Industrial-Diversified Index (DJIDI).

 *Total return assumes reinvestment of dividends and is based on fiscal years ending December 31.

                            SHAREHOLDER RESOLUTION

   The following resolution is proposed by a shareholder (whose name and address is available upon request) holding 1,000 shares of Federal Signal Corporation stock. THE FEDERAL SIGNAL CORPORATION BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS RESOLUTION.

                           MAXIMIZE VALUE RESOLUTION

   Resolved that the shareholders of Federal Signal Corporation urge the Federal Signal Corporation Board of Directors to arrange for the prompt sale of Federal Signal Corporation to the highest bidder.

   The purpose of the Maximize Value Resolution is to give all Federal Signal Corporation shareholders the opportunity to send a message to the Federal Signal Corporation Board that they support the prompt sale of Federal Signal Corporation to the highest bidder. A strong or majority vote by the shareholders would indicate to the board the displeasure felt by the shareholders of the shareholder returns over many years and the drastic action that should be taken. Even if it is approved by the majority of the Federal Signal Corporation shares represented and entitled to vote at the annual meeting, the Maximize Value Resolution will not be binding on the Federal Signal Corporation Board. The proponent however believes that if this resolution receives substantial support from the shareholders, the board may choose to carry out the request set forth in the resolution:

   The prompt auction of Federal Signal Corporation should be accomplished by any appropriate process the board chooses to adopt including a sale to the highest bidder whether in cash, stock, or a combination of both. It is expected that the board will uphold its fiduciary duties to the utmost during the process.

   The proponent further believes that if the resolution is adopted, the management and the board will interpret such adoption as a message from the company's stockholders that it is no longer acceptable for the board to continue its current management plan and strategies.

                 I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION

                               ----------------

                  RESPONSE OF THE FEDERAL SIGNAL CORPORATION
                              BOARD OF DIRECTORS

   YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS RESOLUTION FOR THE FOLLOWING REASONS:

   Maximizing shareholder value is a critical concern of the Board of Directors and management of Federal Signal Corporation; that is why we are continuously analyzing acquisitions and divestitures of our businesses to create additional shareholder value. For example, in January we announced our intention to explore the sale of our Sign business which has lower operating margins than our other businesses where we have added more than $50 million in annualized revenue in the last year through acquisitions including Clapp & Haney Tool Co., Inc. acquired in July, 1999 and P.C.S. Company acquired last month. Unfortunately, the proposed resolution, contrary to its title, will not maximize value to Federal Signal shareholders.

   The sale of a company involves an examination of a complex array of factors, including the changing competitive environment, the state of the economy, availability of potential buyers, long-term and short-term prospects of the businesses and many other factors. Acting hastily to force a sale of Federal Signal in an auction or otherwise would obstruct the ability of the Board of Directors to maximize shareholder value for both the short-term and long-term. The proposed resolution would also undermine the confidence of our customers, causing a potential decline in revenue, profits and ultimately shareholder value.

   In summary, the Board of Directors and management of Federal Signal are committed to maximizing the value of the Company for all shareholders. Such commitment has been demonstrated by the announced intention to explore the sale of Sign, the numerous profitable acquisitions we have made, the repurchase of company stock, the Company's "Bold Goals" initiatives to control and reduce costs and by tying employee compensation to the financial performance of the Company. BECAUSE THE BOARD OF DIRECTORS DOES NOT BELIEVE THAT THIS PROPOSAL IS IN THE BEST INTERESTS OF ALL OF THE SHAREHOLDERS, THE BOARD UNANIMOUSLY OPPOSES THIS RESOLUTION.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST THE ADOPTION OF THIS RESOLUTION.

                            ACCOUNTING INFORMATION

   Ernst & Young has been selected by Federal to serve as its independent public accountants for the fiscal year ending December 31, 2000. A representative of that firm will be present at the Annual Meeting with the opportunity to make a statement if he desires to do so and to respond to questions of stockholders. The appointment of the auditors is approved annually by the Board of Directors based upon the recommendation of the Audit Committee.

                         FUTURE STOCKHOLDER PROPOSALS

   In order to be considered for inclusion in the proxy statement for the 2001 Annual Meeting of Shareholders, stockholder proposals must be received by Federal on or before November 25, 2000.

                                OTHER BUSINESS

   As of the date hereof, the foregoing is the only business which management intends to present, or is aware that others will present, at the meeting. If any other proper business should be presented to the meeting, the proxies will be voted in respect thereof in accordance with the discretion and judgment of the person or persons voting the proxies.

                                          By order of the Board of Directors

                                          Kim A. Wehrenberg
                                          Secretary
                                          Federal Signal Corporation

PROXY                    FEDERAL SIGNAL CORPORATION                        PROXY
                1415 W. 22nd Street, Oak Brook, Illinois 60523

          Proxy for Annual Meeting of Stockholders on April 20, 2000 This Proxy is Solicited on Behalf of the Board of Directors

Thomas N. McGowen, Jr. and Kim A. Wehrenberg, or either of them, with full power of substitution, are hereby authorized to vote the shares of Common Stock of Federal Signal Corporation which the undersigned is entitled to vote at the 2000 Annual Meeting of Stockholders to be held at the Marriott Hotel-Oak Brook, 1401
W. 22nd Street, Oak Brook, Illinois on Thursday, April 20, 2000 at 11:00 a.m., and at all adjournments thereof as indicated on this card for the proposals described in the Notice and Proxy Statement for such meeting and in their discretion on other matters which may properly come before the meeting.

Unless otherwise instructed, this Proxy will be voted FOR the nominees listed in Proposal 1 and AGAINST Proposal 2.

                                              [_] Check here for address change.

                                                  New Address: _________________
                                                  ______________________________
  (Continued and to be signed on reverse side.)   ______________________________

--------------------------------------------------------------------------------






4998--Federal Signal Corporation

                          FEDERAL SIGNAL CORPORATION
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.
[                                                                              ]

This Proxy will be voted in accordance with specifications made. If no choices are indicated, this Proxy will be voted FOR the nominees listed in Proposal 1 and AGAINST Proposal 2.
                                            FOR WITHHOLD
                                            ALL    ALL   FOR ALL (Except Nominee(s) written below)
1. Election of Directors--                   []     []     []
   Nominees: 01-James C. Janning and
             02-Joseph J. Ross.                                         ----------------------------------------------------
                                            FOR    AGAINST    ABSTAIN
2. Shareholder Maximize Value Resolution.    []       []         []

                                                              Please vote, sign, date and return this Proxy Card
                                                              promptly using the enclosed envelope.

                                                              Dated:                            , 2000
                                                                    ----------------------------

                                                              Signature(s)
                                                                          ----------------------------------------------------------

                                                                          ----------------------------------------------------------
                                                                          Please sign exactly as name appears hereon. Joint owners
                                                                            should each sign. Where applicable, indicate official
                                                                            position or representative capacity.

------------------------------------------------------------------------------------------------------------------------------------
                                                     . FOLD AND DETACH HERE .

                                                      YOUR VOTE IS IMPORTANT!

                                      PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY PROMPTLY
                                                   USING THE ENCLOSED ENVELOPE.


4998 - Federal Signal Corporation